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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
AMPEX CORPORATION
(Name of Registrant as Specified in its Charter)

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AMPEX Corporation
1228 Douglas Avenue
Redwood City, California 94063

April 25, 2003

To Our Stockholders:

        You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Ampex Corporation, to be held at the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California, on Friday, June 6, 2003 at 9:00 a.m.

        The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of 2003 Annual Meeting of Stockholders and Proxy Statement. A proxy, as well as a copy of the Company's 2002 Annual Report, is included along with the Proxy Statement. These materials are being sent to stockholders on or about April 25, 2003.

        It is important that your shares be represented at the Annual Meeting, whether or not you plan to attend. Accordingly, please take a moment now to complete, sign, date and mail the enclosed proxy.

        We look forward to seeing you at the meeting.

                      Sincerely,

                      Edward J. Bramson
                       Chairman

AMPEX CORPORATION
1228 Douglas Avenue
Redwood City, California 94063

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Ampex Corporation (the "Company") will be held at the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California, on Friday, June 6, 2003 at 9:00 a.m. for the following purposes:

  1.
  To elect two Class III directors to serve until the 2006 Annual Meeting of Stockholders and until their successors have been elected and qualified or until their earlier resignation, removal for cause or death. Craig L. McKibben and Peter Slusser have been nominated for election as the Class III directors by a majority of the independent directors serving on the Board of Directors.

  2.
  To vote on a proposal to amend the Company's Restated Certificate of Incorporation, as amended, to effect a one-for-twenty reverse stock split of the Company's Class A Common Stock.

  3.
  To vote on a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company for the current fiscal year.

  4.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on April 11, 2003 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                      By Order of the Board of Directors

                      Edward J. Bramson
                       Chairman

Redwood City, California
April 25, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND
SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

AMPEX CORPORATION

PROXY STATEMENT

April 25, 2003

        The accompanying proxy is solicited on behalf of the Board of Directors of Ampex Corporation, a Delaware corporation ("Ampex" or the "Company"), for use at the 2003 Annual Meeting of Stockholders of the Company to be held at the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California, on Friday, June 6, 2003 at 9:00 a.m. (the "2003 Annual Meeting" or the "Meeting"). Only holders of record of the Company's Class A Common Stock, $0.01 par value per share (the "Class A Stock"), at the close of business on April 11, 2003 will be entitled to vote. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 25, 2003. An Annual Report containing all information specified by Rule 14a-3 of the rules of the Securities and Exchange Commission (the "SEC") was mailed to each stockholder concurrently with a copy of this Proxy Statement.

VOTING RIGHTS

        Only holders of record of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Stock"), at the close of business on April 11, 2003 (the "Record Date") are entitled to notice of, and to vote at, the 2003 Annual Meeting. At the close of business on the Record Date, the Company had [63,412,196] shares of Class A Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A Stock entitled to vote at the Meeting ([31,706,099] shares) will constitute a quorum for the transaction of business. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, each holder of Class A Stock will be entitled to one vote for each share held as of the Record Date. Directors will be elected by a plurality of the votes cast in the election of directors. Shares of Class A Stock may not be voted cumulatively for the election of directors. Approval of Proposal No. 2 will require the affirmative vote of the holders of a majority of the shares of Class A Stock entitled to vote at the Annual Meeting. Approval of Proposal No. 3 will require the affirmative vote of the holders of a majority of the shares of Class A Stock present, in person or by proxy, and entitled to vote at the Meeting.

        If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted as specified. If the stockholder does not specify how the shares are to be voted, they will be voted for the Company's nominees for election to the Board of Directors, and in favor of each of the other items set forth in the accompanying Notice of Meeting. The Company's transfer agent will tabulate all votes cast. Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the proposal relating to the election of directors). Brokerage firms, banks and other nominees have authority to vote their customers' unvoted shares on some "routine" maters. The Company believes that Proposal 2 and Proposal 3 are routine matters. With respect to beneficial owners of Class A Stock who hold their shares in a brokerage account in the broker's name or through a bank or other nominee (i.e., in "street name") and who don't vote their shares, the nominee may exercise discretion to vote those shares for or against a proposal or to leave those shares unvoted. If the nominee entitled to vote those shares leaves them unvoted or does not have discretionary voting authority to vote on a specific proposal, it is called a "broker non-vote." A broker non-vote will be counted as present in determining whether a quorum exists, but will have the effect of a vote against Proposal 2 and will be disregarded in determining whether Proposal 3 has been approved.

SOLICITATION AND REVOCABILITY OF PROXIES

        Proxies in the enclosed form are being solicited by the Company, and the expenses of soliciting such proxies will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph, facsimile or in person. The Company does not currently expect that it will retain a proxy solicitation firm. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders of the Company's Class A Stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Class A Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

        Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the 2003 Annual Meeting, or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by: (i) a notice in writing delivered to the Company stating that the proxy is revoked; (ii) a subsequent proxy executed by the person executing the prior proxy and presented at the Meeting; or (iii) attendance at the Meeting and voting in person. Any shareholder whose shares are held of record by a bank, broker or other nominee ("street name") and who wishes to vote at the meeting must obtain from the record holder a proxy issued in the shareholder's name.

COMPANY BACKGROUND

        Ampex is a leading innovator of visual information technology. During its 58-year history, Ampex has developed substantial proprietary technology relating to the electronic storage, processing and retrieval of data, particularly images. Ampex currently holds approximately 700 patents and patent applications covering digital image- processing, data compression and recording technologies. Through its wholly-owned subsidiary, Ampex Data Systems Corporation ("Data Systems"), the Company incorporates this technology in the design and manufacture of very high performance tape-based storage products, principally for digital recording, archiving and rapid restore/backup applications. Ampex also leverages its investment in technology through its corporate licensing division, which licenses Ampex's patents to manufacturers of consumer electronics products. References to "Ampex" or the "Company" include subsidiaries and predecessors of Ampex Corporation, unless the context indicates otherwise.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Background

        The number of directors comprising the Company's full Board of Directors is five, divided into three classes, designated Class I, Class II and Class III. The Class I directors (Edward J. Bramson and William A. Stoltzfus, Jr.) were elected at the 2001 Annual Meeting for three-year terms that will expire at the 2004 Annual Meeting of Stockholders. The Class II director (Douglas T. McClure, Jr.) was elected at the 2002 Annual Meeting for a three-year term that will expire at the 2005 Annual Meeting of Stockholders. The Class III directors to be elected at the 2003 Annual Meeting of Stockholders (Craig L. McKibben and Peter Slusser) will serve for three-year terms that will expire at the 2006 Annual Meeting. A director may not be removed from office before the expiration of his elected term except for cause, and only with the approval of the holders of at least 80% of the Company's voting stock.

        The Company's current Class III directors, Messrs. McKibben and Slusser, have been nominated for reelection as Class III directors by a majority of the independent directors serving on the Board. Following the 2003 Annual Meeting, the Company will have two Class I directors, one Class II director and two Class III directors constituting the full Board.

Election of Class II Directors

        At the 2003 Annual Meeting, stockholders will elect two Class III directors who will hold office until the 2006 Annual Meeting of Stockholders and until their successors have been elected and qualified or until their earlier resignation, removal for cause or death. The Class III directors will be elected by a plurality vote of the holders of Class A Stock represented and voting at the Meeting. Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Company's management, unless the proxy is marked in such a manner as to withhold authority to so vote. If a nominee for any reason is unable to serve or for good cause will not serve, the Board may designate a substitute nominee, in which case the persons named as proxies will vote for the substitute nominee designated by the Board. The Company is not aware that its nominee will be unable to, or for good cause will not, serve as a director.

Directors/Nominees

        Certain information concerning the Company's incumbent directors, as well as the nominees for election as Class III directors, is set forth below.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Edward J. Bramson(1)(3)	52	Director, Chairman of the Board and Chief Executive Officer of the Company	1992
William A. Stoltzfus, Jr.(2)(3)(4)	78	Retired Vice President, Chemical Bank	1992
Class II Director:
Douglas T. McClure, Jr.(2)(3)(4)	50	Managing Director, The Private Merchant Banking Company	1995
Class III Directors/Nominees:
Craig L. McKibben(1)	52	Director, Vice President, Chief Financial Officer and Treasurer of the Company	1992
Peter Slusser(2)(3)(4)	73	President and Chief Executive Officer, Slusser Associates, Inc.	1992

(1)
Member of Executive Committee.

(2)
Member of Audit Committee.

(3)
Member of Compensation Committee.

(4)
Member of Stock Incentive Plan Committee and Stock Bonus Plan Committee.

Class I Directors

        Edward J. Bramson is Chairman of the Board and Chief Executive Officer of the Company. He has been an officer and director of the Company since 1987, and since January 1991 has been Chief Executive Officer of the Company. Mr. Bramson also serves as Chairman and Chief Executive Officer of Sherborne Holdings Incorporated, Sherborne & Company Incorporated, First Jeffson Corporation (formerly known as Sherborne Investments Corporation) and Second Jeffson Corporation (formerly known as Sherborne Capital Incorporated), and is a limited partner of Newhill Partners, L.P. These entities, which are private investment holding companies, may be deemed to be affiliates of the Company. Mr. Bramson is also a director of Hillside Capital Incorporated, a private industrial holding company with which he has been associated since 1976.

        William A. Stoltzfus, Jr. has been a director of the Company since September 1992. Mr. Stoltzfus was a Vice President of Chemical Bank from 1984 through his retirement in 1992, where he was responsible for marketing the bank's products in the Middle East. From 1972 to 1976, Mr. Stoltzfus was the U.S. Ambassador to Kuwait.

Class II Director

        Douglas T. McClure, Jr., the Class II director, has been a director of the Company since February 1995. Mr. McClure has been a partner with Andersen, Weinroth & Co. LLC, a merchant banking firm, since January 2002. Prior to that, he was a Managing Director of The Private Merchant Banking Company, a position he held since February 1996. From 1992 to 1994, he was a Managing Director of New Street Capital Corporation, a merchant banking firm, and from 1987 to 1992, he was a Managing Director of Drexel Burnham Lambert Incorporated.

Class III Directors/Nominees

        Craig L. McKibben is Vice President, Chief Financial Officer and Treasurer of the Company. Mr. McKibben has been an officer and a director of the Company since 1989. He also serves in the following capacities with other Company subsidiaries: director, Vice President and Treasurer of Ampex Holdings Corporation; Vice President and Treasurer of Ampex Data Systems Corporation; and director and Vice President of Ampex Finance Corporation. Mr. McKibben is also Vice President and a director of Sherborne Holdings Incorporated and Sherborne & Company Incorporated,Vice President of First Jeffson Corporation and Vice President of Second Jeffson Corporation. From 1983 to 1989, he was a partner at the firm of Coopers & Lybrand L.L.P., a predecessor of PricewaterhouseCoopers LLP, independent public accountants.

        Peter Slusser has been a director of the Company since March 1992. Since July 1988, Mr. Slusser has been the President and Chief Executive Officer of Slusser Associates, Inc., a private investment banking company, and the President and Chief Executive Officer of GBH Investments, Inc., a private investment company. From December 1975 to March 1988, he was Managing Director and Head of Mergers and Acquisitions for PaineWebber Incorporated. Mr. Slusser served until March 2003 as a director of Tyco International Ltd., a global manufacturer, installer and distributor of a wide range of products and systems, and currently serves as a director of Sparton Corporation, an undersea defense products and electronics contract manufacturer. He is also a director of Sherborne Holdings Incorporated.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF CRAIG L. MCKIBBEN AND PETER SLUSSER AS CLASS III DIRECTORS.

Board and Committee Meetings

        During the year ended December 31, 2002, the Board of Directors met ten times. Each director who served on the Board during fiscal 2002 attended at least 75% of all Board meetings and meetings of Board committees on which he served, during the periods in fiscal 2002 that he served, except that Mr. Bramson attended only two of the three Compensation Committee meetings held in 2002.

        Standing committees of the Board include an Executive Committee, an Audit Committee, a Compensation Committee, a Stock Incentive Plan Committee and a Stock Bonus Plan Committee. The Board does not have a nominating committee or a committee performing a similar function. Nominations for election to the Board of Directors are made by a majority of the independent directors serving on the Board.

        Messrs. Bramson and McKibben are currently members of the Executive Committee. The Executive Committee generally is authorized to exercise all power and authority of the Board to the extent permitted by Delaware law, except for amending the Company's Certificate of Incorporation or Bylaws, issuing stock or taking certain actions relating to a corporate merger, consolidation or dissolution. The Executive Committee did not meet during fiscal 2002.

        Messrs. McClure, Slusser and Stoltzfus are currently the members of the Audit Committee. Each of them is "independent," within the meaning of the listing standards of the American Stock Exchange. The functions of the Audit Committee are described below under the heading "Report of the Audit Committee." The Audit Committee met seven times during fiscal 2002.

        Messrs. Bramson, McClure, Slusser and Stoltzfus are currently the members of the Compensation Committee. The Compensation Committee determines salaries and other compensation for the Company's executive officers (except for compensation under the 1992 Stock Incentive Plan and the 2000 Stock Bonus Plan, which is determined by the Stock Incentive Plan Committee and the Stock Bonus Plan Committee, respectively), with Mr. Bramson abstaining from decisions with respect to his own compensation. The Compensation Committee met three times during fiscal 2002.

        Messrs. McClure, Slusser and Stoltzfus are currently the members of the Stock Incentive Plan Committee. The function of the Stock Incentive Plan Committee is to administer the Company's 1992 Stock Incentive Plan and any successor or additional stock incentive plans. The Stock Incentive Plan Committee did not meet during fiscal 2002.

        Messrs. McClure, Slusser and Stoltzfus are currently the members of the Stock Bonus Plan Committee. The Stock Bonus Plan Committee administers and has the power to interpret the Company's 2000 Stock Bonus Plan. Upon recommendation of the Company's management, the Stock Bonus Plan Committee has the power to determine the individuals eligible to receive awards under the 2000 Stock Bonus Plan, and the terms of those awards, subject to the limits set forth in the 2000 Stock Bonus Plan. The Stock Bonus Plan Committee did not meet during fiscal 2002.

Directors' Compensation

        Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors or any Board committee. For 2002, the Company paid a quarterly retainer to non-employee directors of $5,000 each for service on the Board and Board committees, and reimbursed them for their related out-of-pocket expenses. The Company also granted to each non-employee director a nonqualified option to acquire 5,000 shares of Class A Stock, at an exercise price of $0.12 per share. Such options will become vested in full on the date of the 2003 Annual Meeting, and will expire 15 months thereafter.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During fiscal 2002, Messrs. Bramson, McClure, Slusser and Stoltzfus served as members of the Compensation Committee of the Company's Board of Directors. Mr. Bramson, the Company's Chairman and Chief Executive Officer, does not participate in decisions of the Compensation Committee with respect to his own compensation. During fiscal 2002, Mr. McKibben was an executive officer of the Company and a director of Sherborne Holdings Incorporated ("SHI") and Sherborne & Company Incorporated ("SCI"), each of which, during 2002, had an executive officer (Mr. Bramson) who served as a director of the Company and on its Compensation Committee. In addition, during fiscal 2002, Mr. Bramson was an executive officer of the Company, a director of SHI, SCI, First Jeffson Corporation ("FJC") and Second Jeffson Corporation ("SJC"). During fiscal 2002, each of these entities had an executive officer (Mr. McKibben) who served as a director of the Company. SCI entered into a loan argreement with a subsidiary of the Company, and each of FJC and SJC purchased shares of the Company's common stock in exchange for cash and notes, in transactions with the Company more fully described below under the caption "Certain Relationships and Related Transactions."

PROPOSAL NO. 2

AMENDMENT TO EFFECT THE ONE-FOR-TWENTY REVERSE SPLIT

Introduction

        The Company's Board of Directors believes it to be in the best interests of the Company and its stockholders to effect a one-for-twenty reverse stock split of all issued and outstanding shares of the Company's Class A Stock (the "Reverse Split"). Accordingly, the Board has unanimously adopted resolutions approving and recommending to stockholders for approval an amendment to the Company's Restated Certificate of Incorporation, as amended (the "Charter"), to effect the Reverse Split (the "Amendment"). Pursuant to the Reverse Split, each twenty shares of outstanding Class A Stock will be converted into one share of Class A Stock. In lieu of issuing fractional shares resulting from the Reverse Split, the Company will make cash payments to the holders of such fractional shares representing the market value of such fractional shares. The Amendment will not change the number of authorized shares or the par value of the Class A Stock. If the proposed Amendment is approved by stockholders, the Reverse Split will take effect on the date that the Company files a Certificate of Amendment of Restated Certificate of Incorporation which includes the Amendment (the "Certificate of Amendment") with the Secretary of State of Delaware. The form of the Certificate of Amendment is attached hereto as Annex A.

Reasons for the Proposed Reverse Split

        The Board believes that the Company should implement the Reverse Split in order to reduce the number of issued and outstanding shares of Class A Stock, which was [63,412,196] as of the Record Date, to a level that is more commensurate with the Company's overall size and capitalization and more appropriate for current market conditions, and to increase the market price per share of Class A Stock, which was $0.10 as of the date the Board approved the Reverse Split. Management believes that the current market price of the Class A Stock impairs its desirability and marketability to members of the financial community and the investing public. However, management cannot guarantee that the market price per share will increase in direct proportion to the reduction in outstanding shares, as discussed below.

        Many investors look upon stocks with low trading prices as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Certain policies and practices of the securities industry may also tend to discourage investments in lower-priced stocks. Institutional investors may have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of the Class A Stock. Brokerage firms may also be reluctant to recommend lower-priced stocks to their clients or to monitor the activity of lower-priced stocks. The structure of brokers' commissions also tends to have an adverse impact upon holders of low-priced stock because commissions payable on the sale of low-priced stock generally represent a higher percentage of the sales price than commissions payable on the sale of stock with a higher trading price. Further, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts.

        The Board believes that if the Reverse Split has the effect of raising the trading price of the Class A Stock, this will increase the attractiveness of the Class A Stock to the investment community, and possibly promote greater liquidity for the Company's existing stockholders. However, as indicated below, there can be no assurance that the market price per share of Class A Stock will increase in exact proportion to the reduction in the number of outstanding shares of Class A Stock resulting from the Reverse Split. See "Effects of the Reverse Split—Potential Increase in Trading Price."

Effects of the Reverse Split

        Reduced Number of Outstanding Shares; Fractional Shares.    The immediate effect of the Reverse Split will be to reduce the number of outstanding shares of Class A Stock, by reclassifying and converting each twenty issued and outstanding shares of Class A Stock into one share of Class A Stock. For example, a stockholder holding 1,200 shares of Class A Stock prior to implementation of the Reverse Split will hold 60 shares of Class A Stock thereafter. The Company will not issue any fractional shares in connection with the Reverse Split. Instead of issuing any fractional share that would result from the Reverse Split to any stockholder of record holding less than twenty shares, or a number of shares not evenly divisible by twenty, the Company will pay cash in lieu of such fractional share. The amount of such cash payment will equal: (i) the number of pre-split shares of Class A Stock comprising the fractional interest, multiplied by (ii) the average closing price per share of Class A Stock as reported by the American Stock Exchange ("AMEX") for the five trading days immediately preceding the effective date of the Reverse Split (or if the Class A Stock is not then traded on AMEX, the fair value per share as determined solely by the Board), but in no event will the amount be less than $0.01 per share of Class A Stock. All such amounts payable to stockholders will be subject to applicable state laws relating to abandoned property. Following the effectiveness of the Reverse Split, each stockholder's percentage ownership of the Company and proportionate voting rights will remain the same, except for minor changes which may result from the cashing out of fractional shares.

        Cash payments made in lieu of issuing fractional shares will reduce the number of post-split stockholders to the extent that there are stockholders holding less than twenty shares, but the Company does not expect such reduction to be material. See "Exchange Act Registration," below. The Reverse Split will not affect the number of shares of the Company's capital stock authorized for issuance. Accordingly, the reduction in the number of shares of Class A Stock outstanding upon effectiveness of the Reverse Split will result in a corresponding increase in the number of authorized shares of Class A Stock that would be available for future issuance after the Reverse Split. These additional available shares could be used for any proper corporate purpose approved by the Board, including, among other purposes, future financing transactions, but the Company has no current plan to issue these additional shares. Although the increase in the number of shares available for future issuance as a result of the Reverse Split could, under certain circumstances, have an antitakeover effect, the Reverse Split is not being proposed in response to any effort to accumulate shares of Class A Stock or to obtain control of the Company, and the Reverse Split is not intended as an antitakeover device. The reduced number of shares of Class A Stock that would be outstanding after the Reverse Split will likely reduce the trading volume of the Class A Stock.

        Potential Increase in Trading Price.    The Reverse Split will probably also result in an increase in the trading price per share of Class A Stock. However, the actual effect of any reverse stock split upon the market price of the affected stock cannot be predicted, and the Company cannot assure you that the trading price of the Class A Stock after the Reverse Split will increase twenty-fold, or that any increase in the trading price per share of Class A Stock resulting from the Reverse Split will be sustained thereafter. If the market price per share of Class A Stock does not increase twenty-fold following the Reverse Split, then the Company's total market capitalization, and the dollar value of each investor's total investment in Class A Stock, will decrease as a result of the Reverse Split, despite the fact that the Reverse Split is intended to facilitate an increase in such values over time. Management cannot predict the magnitude of any such immediate decrease.

        The trading price of the Class A Stock may change due to a variety of other factors, some of which are unrelated to the number of shares outstanding, including, but not limited to, the Company's operating results, factors related to the Company's business and general market conditions. If the Reverse Split is implemented and the market price of Class A Stock declines, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of the Reverse Split.

        Decrease in Round Lot Shares.    The Reverse Split, if implemented, may also reduce the number of stockholders holding "round lots" of even multiples of 100 shares of Class A Stock, which may impact trading volumes and/or investor interest in the Class A Stock. Likewise, the Reverse Split, if implemented, may result in more stockholders owning "odd lots" of less than 100 shares of Class A Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in round lots of shares.

        Accounting Consequences.    The Reverse Split will not affect the Company's results of operations. However, the net income or loss per share of Class A Stock will be increased because there will be fewer shares of Class A Stock outstanding. The Reverse Split will not affect the par value per share of Class A Stock, and will not result in any reduction in the amount of the Company's total capital account.

        Exchange Act Registration.    The Class A Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. As of the Record Date, the Company had [920] record holders and [15,487] beneficial owners of Class A Stock. Cash payments made in lieu of issuing fractional shares will reduce the number of post-split stockholders, to the extent that there are stockholders holding less than twenty shares, as discussed above. In addition, future sales of Class A Stock by holders seeking to eliminate odd lots resulting from the Reverse Split could further reduce the number of post-split stockholders. (See "Decrease in Round Lot Shares," above.) However, the Company does not expect any such reduction to be material or to affect the registration of the Class A Stock under the Exchange Act. The Board does not intend to use the Reverse Split to reduce the number of Company shareholders for the purpose of "going private."

        Listing on the American Stock Exchange.    The Company's Class A Stock is listed on AMEX. Management does not expect the Reverse Split to affect the Company's listing on AMEX. Under AMEX guidelines, the Company must have at least 200,000 publicly held shares of Class A Stock, at least 300 public shareholders, and an aggregate market value of publicly held shares (or "public float") of at least $1,000,000. The Company expects that these requirements will continue to be met following implementation of the Reverse Split. However, for the reasons stated above, the Company cannot guarantee that the trading price or the numbers of publicly held shares or public shareholders will not decrease below AMEX's minimum requirements.

        In addition, AMEX has previously notified the Company that it is not in compliance with certain other continued listing requirements, and has given the Company until June 30, 2003 to bring itself into compliance with these requirements. By that date, the Company will be required to have common shareholders' equity in excess of $4.0 million. At December 31, 2002, the Company reported a common shareholders' deficit of approximately $148 million, and management does not believe it is likely that the Company will attain compliance with AMEX listing standards by June 30, 2003. Timely compliance will depend upon a number of factors beyond the Company's control, including equity capital market conditions.

        AMEX has also advised the Company that it may initiate delisting proceedings at any time, notwithstanding the extension provided to the Company. If the Class A Stock is delisted by AMEX, the market for the Class A Stock may be adversely affected. If the Class A Stock is delisted, the Company believes that the Class A Stock may be eligible for quotation by market makers on the OTC Bulletin Board ("OTCBB") or the BBX, a proposed new marketplace that is intended to take the place of the OTCBB. Although the OTCBB and BBX will not require any minimum share price, they may impose certain other requirements, and there can be no assurance that the Class A Stock will be eligible for quotation on the OTCBB or BBX for any such listing. Management believes that, regardless of whether a stock is listed, certain investors will be less likely to invest in a company if its stock price is below normative levels.

        Effect on Class C Stock, Preferred Stock and Options.    The Company is currently authorized to issue shares of its Class C Common Stock, par value $0.01 per share (the "Class C Stock"), although no shares of Class C Stock are currently outstanding and the Company has no plans to issue any shares of Class C Stock prior to the effectiveness of the Reverse Split. The Amendment will also effect a one-for-twenty reverse split of any shares of Class C Stock that are issued and outstanding upon the effectiveness of the Reverse Split. Each share of Class C Stock is convertible, under the circumstances set forth in the Company's Charter, into one share of Class A Stock. Because the Reverse Split will be applicable to the Class C Stock on the same one-for-twenty basis as the Class A Stock, the conversion rate of the Class C Stock into Class A Stock will not be affected by the Reverse Split.

        The Company is authorized to issue three series of preferred stock: the 8% Noncumulative Preferred Stock (the "Noncumulative Preferred Stock"), the 8% Noncumulative Convertible Preferred Stock (the "Convertible Preferred Stock") and the 8% Noncumulative Redeemable Preferred Stock (the "Redeemable Preferred Stock"). As of the Record Date, there were no shares of Noncumulative Preferred Stock or Convertible Preferred Stock, and [12,339] shares of Redeemable Preferred Stock outstanding. To the extent that any series of the Company's preferred stock is convertible into shares of Class A Stock or Class C Stock, such conversion features will be adjusted proportionately to reduce to one-twentieth the number of shares of Class A Stock or Class C Stock into which such preferred stock is convertible and to increase twenty-fold the per share conversion price. To the extent that any series of preferred stock is redeemable for shares of Class A Stock or Class C Stock, upon effectiveness of the Reverse Split, the minimum value of Class A Stock or Class C Stock which the Company may issue to redeem the preferred stock will be increased twenty-fold. Thus, the total conversion or redemption price to be paid, and the proportionate interest in the Company's equity to be received, will remain unchanged.

        Upon the effectiveness of the Reverse Split, outstanding options under the Company's 1992 Stock Incentive Plan will also be adjusted proportionately to reduce to one-twentieth the number of shares of Class A Stock for which such options are exercisable, and to increase twenty-fold the per share exercise price of such options, so that the total exercise price payable and the percentage equity interest in the Company represented by the options will remain unchanged.

        Upon effectiveness of the Reverse Split, the number of shares of Class A Stock previously reserved for issuance upon the conversion, redemption or exercise of the outstanding securities described above will be reduced proportionately with the reduction in outstanding shares of Class A Stock effected by the Reverse Split.

Implementation of Reverse Split

        If the Company's stockholders approve the Amendment, and the Board deems it to be in the best interests of the Company and its stockholders to implement the Reverse Split, then the Company plans to file the Certificate of Amendment with the Secretary of State of Delaware as soon as practicable following the date of the 2003 Annual Meeting. The Certificate of Amendment is attached hereto as Annex A. However, the text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Delaware Secretary of State and as the Board deems necessary and desirable to effect the Reverse Split. The Reverse Split will become effective at 12:01 a.m. on the date of that filing, and each issued and outstanding share of Class A Stock will then automatically be reclassified as and converted into one-twentieth of one share of Class A Stock, subject to cash payments made to record holders of fractional shares in lieu of issuing such fractional shares.

        The Board of Directors reserves the right to abandon the proposed Amendment without further action by stockholders at any time prior to filing the Certificate of Amendment with the Delaware

Secretary of State, even though the Amendment has been approved by stockholders, if in the exercise of its fiduciary obligations the Board deems the Reverse Split not to be in the best interests of the Company or its stockholders.

Exchange of Stock Certificates

        If the Reverse Split is implemented, the Company's stockholders of record will be notified of the effectiveness of the Reverse Split, and will be asked to exchange their stock certificates for new certificates representing post-split shares of the Class A Stock. The post-split shares of Class A Stock will be identified by a new CUSIP number, which will appear on the new certificates representing such shares. The Company expects that its transfer agent will act as the exchange agent for purposes of implementing the exchange. As soon as practicable following the effectiveness of the Reverse Split, the exchange agent will send a letter of transmittal to each record holder of Class A Stock, requesting such holders to surrender their stock certificates in exchange for stock certificates representing the post-split number of shares, and will advise such holders of the procedures for the exchange. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Stockholders holding shares of Class A Stock in a brokerage account or "street name" will not be required to take any further action to effect the exchange of their certificates.

        Upon effectiveness of the Reverse Split, each certificate representing pre-split shares of Class A Stock will be deemed for all corporate purposes to evidence ownership of one-twentieth of the pre-split number of shares, subject to the cashing out of fractional shares. However, until they have surrendered their stock certificates for exchange in accordance with instructions from the exchange agent, stockholders will not be entitled to transfer shares of Class A Stock on the Company's record books or to receive dividends or other distributions that may be declared and payable to holders of record. No new certificate will be issued to any holder who has not surrendered his or her outstanding certificates, together with the properly completed and executed letter of transmittal, to the exchange agent. Stockholders should not destroy any stock certificates and should not submit any stock certificates until receiving a letter of transmittal.

        Any stockholder whose certificate for Class A Stock has been lost, destroyed or stolen may receive a new certificate representing the new, post-split shares of Class A Stock into which such shares will have been converted upon compliance with such requirements as the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences of the Reverse Split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of U.S. federal income tax law currently in effect, which are subject to change retroactively as well as prospectively. This summary also assumes that shares of Class A Stock are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of the stockholder. Stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the Reverse Split.

        Generally, the proposed Reverse Split will be a tax-free recapitalization and therefore will not result in the recognition of gain or loss for federal income tax purposes by the Company or its stockholders. However, stockholders who receive cash for fractional shares will be treated as if they had received such fractional shares and then sold them to the Company, and will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the fractional shares exchanged. A stockholder's aggregate tax basis in new whole shares of Class A Stock received in the Reverse Split will be the same as the stockholder's aggregate tax basis in the whole shares of Class A Stock exchanged for such new shares. The holding period for the new, post-split whole shares will include the holding period for the pre-split whole shares surrendered in the Reverse Split.

        The Company's beliefs regarding tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

No Dissenters' Rights

        The holders of shares of Class A Stock have no dissenters' rights of appraisal under Delaware law, the Company's Restated Certificate of Incorporation, as amended, or the Company's By-Laws, with respect to the proposed Amendment or the Reverse Split.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO EFFECT THE REVERSE SPLIT.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Company has selected PricewaterhouseCoopers LLP ("PWC") as its principal independent accountants to perform the audit of the Company's financial statements for fiscal 2003, and the stockholders are being asked to ratify this selection. PWC and its predecessors have audited the financial statements of the Company and its predecessors since 1987.

        Representatives of PWC are expected to be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so, and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the Company's outstanding shares of Class A Stock represented and voting at the Meeting is required for approval of this Proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Audit Fees

        PWC billed the Company an aggregate of $244,000 in fees for professional services rendered for the audit of the Company's annual financial statements for its fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for fiscal 2002. These audit fees included PWC's audits of the Company's subsidiaries.

Financial Information Systems Design and Implementation Fees

        There were no fees billed by PWC for professional services rendered to the Company or any of its subsidiaries or affiliates in connection with the design and implementation of financial information systems for fiscal 2002.

All Other Fees

        PWC billed the Company an aggregate of $110,910 in fees for all services rendered to the Company, other than the services described above under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees." These services were primarily related to the Company's appeal of tax assessments by the California state tax authorities for fiscal years 1983-1985.

        The Audit Committee has determined that the services described above are compatible with maintaining PWC's independence from the Company. None of the hours spent on PWC's engagement to audit the Company's financial statements for fiscal 2002 were attributed to work performed by persons other than PWC's full-time, permanent employees.

REPORT OF THE AUDIT COMMITTEE

NOTE: THE INFORMATION CONTAINED IN THIS REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL, OR TO BE FILED WITH THE SEC, OR TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 (EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE IN SUCH FILING), NOTWITHSTANDING ANY INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

        The Audit Committee of the Board of Directors acts under a charter adopted by the Board on June 9, 2000, a copy of which was attached to the Company's 2001 proxy statement. The Audit Committee is composed of three independent directors, as defined in its charter and under the American Stock Exchange listing standards. Craig L. McKibben serves as the Secretary of the Audit Committee, but is not a member.

        The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the Company's financial reporting process. Management has primary responsibility for the Company's financial statements and the reporting process, including its system of internal controls. As set forth in its charter, the Audit Committee reviews:

  •
  the Company's financial reports and other information;

  •
  the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board; and

  •
  the Company's auditing, accounting and financial reporting processes generally.

        Consistent with these responsibilities, the Audit Committee's goal is to provide an open avenue of communication among the Company's independent accountants, management and the Board. Among other things, the Audit Committee is authorized to recommend the Company's independent accountants and the scope of their audit.

        In this context, the Committee has reviewed and discussed the Company's audited financial statements for its fiscal year 2002 (the "2002 Financial Statements") with management and with PricewaterhouseCoopers LLP, the Company's independent auditors ("PWC"). Management represented to the Committee that the 2002 Financial Statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        In addition, the Audit Committee has received from PWC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PWC its independence from the Company and its management, including a review of audit and non-audit fees for services performed for the Company.

        Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the 2002 Financial Statements be included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2002, for filing with the Securities and Exchange

Commission. The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of PWC as the Company's independent auditors for fiscal 2003.

AUDIT COMMITTEE
Peter Slusser, Chairman Douglas T. McClure, Jr. William A. Stoltzfus, Jr.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

General

        As of the date of this Proxy Statement, the Company's authorized capital stock consists of Class A Stock, Class C Common Stock, par value $0.01 per share (the "Class C Stock"), and Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The Class A Stock and Class C Stock are sometimes collectively called the "Common Stock." On the Record Date, there were [63,412,196] shares of Class A Stock outstanding and no shares of Class C Stock outstanding. The holders of Class A Stock are entitled to elect all members of the Board. The holders of Class C Stock are not entitled to any voting rights, except as required by law. Shares of Class C Stock are convertible into Class A Stock under certain circumstances.

        The Company's authorized Preferred Stock includes three series, designated as the 8% Noncumulative Preferred Stock (the "Noncumulative Preferred Stock"); the 8% Noncumulative Convertible Preferred Stock (the "Convertible Preferred Stock"); and the 8% Noncumulative Redeemable Preferred Stock (the "Redeemable Preferred Stock"). As of the close of business on the Record Date, there were no shares of Noncumulative Preferred Stock or Convertible Preferred Stock outstanding and [12,339] shares of Redeemable Preferred Stock outstanding. Shares of Noncumulative Preferred Stock and Redeemable Preferred Stock are not convertible into Common Stock. Each share of Convertible Preferred Stock is convertible, at the option of the holder thereof, into 500 shares of Class A Stock, based on a conversion price of $4.00 per share, subject to adjustment under certain circumstances. The holders of Preferred Stock are not entitled to any voting rights, except as required by law and in the specific circumstances set forth in the Certificates of Designations, Preferences and Rights governing each series of Preferred Stock. In the event that (and for so long as) the Company shall have failed to discharge any mandatory redemption obligation with respect to either the Convertible Preferred Stock or the Redeemable Preferred Stock, the Company's Board of Directors will be increased by one director and the holders of all shares of such Preferred Stock, voting as a single class, will be entitled to elect such additional director.

        As of the Record Date, there were [920] record holders of Class A Stock (reflecting approximately [15,487] beneficial owners), no record holders of Class C Stock, Noncumulative Preferred Stock or Convertible Preferred Stock, and [15] record holders of Redeemable Preferred Stock.

Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities by each person known by the Company to be the beneficial owner of more than 5% of the Company's voting securities as of the Record Date. Class C Stock, Convertible Preferred Stock and Redeemable Preferred Stock are nonvoting and are not reflected in the table below. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. However, as indicated by the notes following the table, certain shares are deemed to be beneficially owned by more than one person or entity as a result of attribution of ownership among affiliated persons and entities or pursuant to contractual or other arrangements.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Class A Stock, $0.01 par value	Edward J. Bramson(1) Craig L. McKibben(2)	[10,909,573 [3,855,628	] ]	[17.0 [6.0	%] %]

(1)
Edward J. Bramson is Chairman of the Board and Chief Executive Officer of the Company. His address is 135 East 57th Street, 32nd Floor, New York, New York 10022. Mr. Bramson has stated, in certain filings with the SEC pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that he disclaims, or does not admit, beneficial ownership of certain shares shown in the table above for purposes of Sections 13(d), 13(g) and 16 of the Exchange Act, or otherwise. Mr. Bramson is the controlling stockholder of First Jeffson Corporation ("FJC") and Second Jeffson Corporation ("SJC"), and serves as co-administrator of the Ampex Retirement Master Trust (the "Ampex Trust"). Mr. Bramson is also the controlling stockholder of Sherborne & Company Incorporated ("SCI"). SCI is the general partner of a partnership that controls the voting stock of Sherborne Holdings Incorporated ("SHI"). Accordingly, Mr. Bramson may be deemed to own beneficially all shares of Class A Stock beneficially owned, directly or indirectly, by FJC, SJC, the Ampex Trust, SCI and SHI. However, Mr. Bramson has no pecuniary interest in the shares held by the Ampex Trust, and has stated in filings with the SEC under Section 13(d) of the Exchange Act that he expressly disclaims any beneficial interest in such shares. The number of shares of Class A Stock shown in the table as beneficially owned by Mr. Bramson includes the following: 3,568,403 shares owned by Mr. Bramson directly; 850,000 shares subject to outstanding vested options held by Mr. Bramson under the Company's 1992 Stock Incentive Plan (all of which are currently exercisable or will become exercisable within 60 days of the Record Date); 1,710,000 shares beneficially owned by FJC; 400,000 shares beneficially owned by SJC; [3,035,772] shares beneficially owned by the Ampex Trust; 33,979 shares beneficially owned by SCI; 1,098,563 shares beneficially owned by SHI and a subsidiary of SHI (of which 150,000 shares are subject to an option granted by SHI to Craig L. McKibben that will expire, unless renewed, on December 31, 2004); and 212,856 shares beneficially owned by Craig L. McKibben (see Note 2), with respect to which SHI holds a proxy that will expire, unless renewed, on December 31, 2004. Of the total shares reported as beneficially owned, Mr. Bramson shares voting power with respect to 212,856 shares, and shares investment power with respect to [3,035,772] shares.

(2)
Craig L. McKibben is a director and executive officer of the Company. His address is 135 East 57th Street, 32nd Floor, New York, New York 10022. Mr. McKibben has stated, in certain filings with the SEC pursuant to Sections 13(d) and 16(a) of the Exchange Act, that he disclaims, or does not admit, beneficial ownership of certain shares shown in the table above for purposes of Sections 13(d), 13(g) and 16 of the Exchange Act, or otherwise. Mr. McKibben serves as co-administrator of the Ampex Trust and, accordingly, Mr. McKibben may be deemed to own beneficially all shares of Common Stock beneficially owned by such trust. However, he has no pecuniary interest in the shares held by the Ampex Trust and has stated in filings with the SEC under Section 13(d) of the Exchange Act that he expressly disclaims any beneficial interest in such shares. The number of shares of Class A Stock shown in the table as beneficially owned by Mr. McKibben includes the following: 212,856 shares owned by Mr. McKibben directly; 457,000 shares subject to outstanding options held by Mr. McKibben under the Company's 1992 Stock Incentive Plan (of which 413,689 such options are currently exercisable or will become exercisable within 60 days of the Record Date); 150,000 shares subject to outstanding options granted to Mr. McKibben by SHI, which will expire, unless renewed, on December 31, 2004; and [3,035,772] shares beneficially owned by the Ampex Trust. Of the total shares reported as beneficially owned, Mr. McKibben shares voting power with respect to 212,856 shares and shares investment power with respect to [3,035,772] shares.

Security Ownership of Management

        The following table sets forth certain information as to each class of the Company's outstanding equity securities known by the Company to be beneficially owned as of the Record Date by: (i) each director and nominee; (ii) the Company's Chief Executive Officer and the other four most highly compensated executive officers who were officers as of December 31, 2002; and (iii) all current directors and executive officers as a group. No executive officer or director of the Company owns securities of any parent or subsidiary of the Company (other than directors' qualifying shares), except as indicated in the footnotes to the table below. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of any shares for any stockholder in the table below shall not be deemed an admission that such stockholder is, for any purpose, the beneficial owner of such shares. An asterisk denotes beneficial ownership of less than 1% of the class of securities indicated.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Class A Stock, $0.01 par value	Edward J. Bramson(1)
Craig L. McKibben(2)
Douglas T. McClure, Jr.(3)
Peter Slusser(3)
William A. Stoltzfus, Jr.(3)
Robert L. Atchison(4)
Sharon Genberg(5)
Joel D. Talcott(6)
	All current directors and executive officers as a group(7)	[10,909,573 [3,855,628 [22,500 [12,500 [13,500 [290,008 [112,374 [339,050 [12,156,505	] ] ] ] ] ] ] ] ]	[17.0 [6.0 * * * * * * [18.6	%] %] %]
Redeemable Preferred Stock, $1.00 par value	Edward J. Bramson(1) Craig L. McKibben(2) All current directors and executive officers as a group	474 474 474		3.8 3.8 3.8	% % %

(1)
See Note 1 under the "Security Ownership of Certain Beneficial Owners" table above. The shares of Redeemable Preferred Stock reported in this table are held by the Ampex Trust. Mr. Bramson serves as co-administrator of this trust.

(2)
See Note 2 under the "Security Ownership of Certain Beneficial Owners" table above. The shares of Redeemable Preferred Stock reported in this table are held by the Ampex Trust. Mr. McKibben serves as co-administrator of this trust.

(3)
Includes 10,000 shares subject to outstanding options, all of which are currently exercisable or will become exercisable within 60 days of the Record Date.

(4)
Includes 15,000 shares owned directly by Mr. Atchison; 3,000 shares held by him in a custodial account for a minor grandchild (with respect to which he has stated in filings with the SEC under Section 13(d) of the Exchange Act that he expressly disclaims beneficial ownership); and 272,008 shares subject to outstanding options granted under the 1992 Stock Incentive Plan, all of which are currently exercisable or will become exercisable within 60 days of the Record Date.

(5)
Includes 4,950 shares held jointly with Ms. Genberg's spouse, and 107,424 shares subject to outstanding options granted under the 1992 Stock Incentive Plan, of which 101,239 such options are currently exercisable or will become exercisable within 60 days of the Record Date.

(6)
Includes 306,300 shares subject to outstanding options granted under the 1992 Stock Incentive Plan, of which 269,589 such options are currently exercisable or will become exercisable within 60 days of the Record Date.

(7)
Includes an aggregate of 2,022,732 shares subject to outstanding options, of which 1,934,463 such options are currently exercisable or will become exercisable within 60 days of the Record Date. Shares that are deemed beneficially owned by both Mr. Bramson and Mr. McKibben are counted only once in the total shares reported. See Notes 1 and 2 above.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and certain stockholders owning more than 10% of any class of the Company's equity securities ("10% Stockholders") to file reports with the SEC indicating their ownership of securities of the Company and any changes in such ownership. Executive officers, directors and 10% Stockholders are required to provide copies of these reports to the Company. Based on a review of copies of all such reports filed with respect to fiscal 2002 and furnished to the Company, as well as certain written representations provided to the Company by executive officers, directors and certain 10% Stockholders, all such reports required to be filed with respect to fiscal 2002 have been filed in a timely manner.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

        The following table summarizes the compensation earned by or paid to the Company's Chief Executive Officer, the four most highly compensated executive officers during 2002 who were officers as of December 31, 2002 (collectively, the "Named Executives") for their services to the Company and its subsidiaries during fiscal 2002, 2001 and 2000. The Company does not have employment contracts with any of the Named Executives. See "Termination of Employment and Change-in-Control Arrangements," below.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Restricted Stock Awards	Number of Securities Underlying Options/ SARs	Long Term Incentive Plan Payouts	All Other Compen- sation(1)
Edward J. Bramson, Chairman and Chief Executive Officer(2)	2002 2001 2000	$175,008 170,000 165,008	$225,000 0 0	$0 0 0	$0 0 0	0 850,000 0	$0 0 0	$4,000 0 0
Robert L. Atchison, Vice President	2002 2001 2000	178,500 178,500 178,500	226,383 62,000 161,500	0 0 0	0 0 0	0 75,000 0	0 0 0	4,000 4,000 4,000
Sharon Genberg, Vice President	2002 2001 2000	117,864 117,864 117,065	40,000 30,000 5,000	0 0 0	0 0 0	0 92,500 10,000	0 0 0	4,000 4,000 4,000
Craig L. McKibben, Vice President, Treasurer and Chief Financial Officer	2002 2001 2000	187,008 187,008 186,845	200,000 65,000 130,000	0 0 0	0 0 0	0 150,000 150,000	0 0 0	0 0 0
Joel D. Talcott, Vice President and Secretary	2002 2001 2000	170,508 170,508 170,508	107,589 163,123 145,261	0 0 0	0 0 0	0 150,000 100,000	0 0 0	4,000 4,000 4,000

(1)
All amounts disclosed under "All Other Compensation" consist of matching Company contributions under the Ampex Savings Plan, which is an employee-contributory savings incentive plan intended to qualify under Section 401(k) of the Internal Revenue Code.

(2)
Mr. Bramson's salary for 2000 reflects a voluntary reduction of $10,000 in that year, in order to make funds available for 2000 bonuses to other employees.

Termination of Employment and Change-in-Control Arrangements

        Each of Messrs. Atchison, McKibben and Talcott is party to an Employment Security Letter pursuant to which he is entitled to continuation of salary, average bonus and medical and insurance benefits for 24 months following a "change in control" of the Company (as defined in the Employment Security Letter) in which he is terminated, his compensation and benefits are reduced to less than 90% of then-current compensation and benefits or he is relocated to a work location more than 50 miles from his current work location. In addition, Mr. Talcott's agreement provides for continuation of certain royalty-based incentive compensation payments. Such benefits are subject to deferral or reduction as necessary to avoid excise tax under Section 4999 of the Internal Revenue Code and to ensure deductibility under Section 280G of the Internal Revenue Code, and will cease if the Named Executive accepts employment with a company engaged in business similar to the Company's business.

Option/SAR Grants

        During fiscal 2002, the Company did not grant any options to purchase shares of its Class A Stock to any of the Company's Named Executives.

Option/SAR Exercises and Values

        The following table provides certain information concerning the exercise of stock options during 2002 and the value of unexercised options to purchase shares of the Company's Class A Stock held by the Company's Named Executives as of December 31, 2002.

Aggregated Option/SAR Exercises in Fiscal 2002 and
Fiscal Year End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End(1)
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward J. Bramson	0	$0	850,000	0	$0	$0
Robert L. Atchison	0	$0	272,008	0	$0	$0
Sharon Genberg	0	$0	97,732	9,692	$0	$0
Craig L. McKibben	0	$0	388,940	68,060	$0	$0
Joel D. Talcott	0	$0	250,615	55,685	$0	$0

(1)
The fair market value per share of Class A Stock on December 31, 2002 was $0.08, based on the closing price on the American Stock Exchange (as reported by its online quotation service) on December 31, 2002, which was the last trading day of the year.

Pension Plan

        The Company maintains an Employees' Retirement Plan for its employees (the "Retirement Plan"). The Retirement Plan is a defined benefit plan under which a participant's annual post-retirement pension benefit is generally determined by the employee's years of credited service as determined under the Retirement Plan ("Credited Service") and his or her average annual earnings during the highest 60 consecutive months of the last 120 consecutive months of service ("Final Average Annual Compensation"). Effective February 1, 1994, the accrual of additional benefits under the Retirement Plan was discontinued by providing that a participant's benefits will be determined on the basis of Credited Service and Final Average Annual Compensation accrued to the earlier of termination of employment or January 31, 1994. There are no employee contributions under the Retirement Plan. Under applicable Internal Revenue Code limits, the maximum annual benefit payable under the Retirement Plan, as of January 1, 2003, is $160,000, assuming that payments are made on a straight life or qualified joint and survivor basis, beginning at age 65.

        The following table describes the estimated annual benefits payable upon retirement under the Retirement Plan at specified compensation levels and for specified years of Credited Service. As indicated above, Final Average Annual Compensation and Years of Credited Service for each employee were frozen during 1994.

Pension Plan Table

	Years of Credited Service
Final Average Annual Compensation
	15	20	25	30	35	40
125,000	$25,200	$33,500	$41,900	$50,300	$58,700	$67,100
150,000	30,400	40,500	50,700	60,800	70,900	81,100
175,000	35,700	47,500	59,400	71,300	83,200	95,100
200,000	40,900	54,500	68,200	81,800	95,400	109,100
225,000	44,900	59,900	74,900	89,900	104,900	119,800
250,000	44,900	59,900	74,900	89,900	104,900	119,800
300,000	44,900	59,900	74,900	89,900	104,900	119,800
400,000	44,900	59,900	74,900	89,900	104,900	119,800
450,000	44,900	59,900	74,900	89,900	104,900	119,800
500,000	44,900	59,900	74,900	89,900	104,900	119,800

        A participant's annual pension payable as of normal retirement date will be equal to the following (subject to a minimum benefit level and to the freezing of benefits as described above): 1.1% of that portion of the Final Average Annual Compensation, up to the "Social Security Integration Amount" in effect for 1994, plus 1.4% of that portion of the Final Average Annual Compensation in excess of the Social Security Integration Amount, multiplied by the number of years of Credited Service. As a result of the benefit freeze, the Social Security Integration Amount, which is determined based on a participant's year of birth, has been frozen at the level that was applicable for each year of birth in 1994. The Social Security Integration Amount was $24,312 for a participant retiring in 1994 at age 65. For purposes of determining Final Average Annual Compensation, salary, overtime and sales commissions are included. Because of the freeze implemented in January 1994, compensation during 1994 or subsequent years will not be used to determine Final Average Annual Compensation for the Named Executives. The table above assumes that benefits are payable for life from normal retirement date (age 65) and are computed on a straight life basis. The benefits payable are not subject to any deduction for Social Security or other offset amounts.

        Since January 31, 1994, the Final Average Annual Compensation and the estimated years of Credited Service for each of the Named Executives have been as follows: Mr. Atchison—$138,524; 18 years and 2 months; Ms. Genberg—$88,618; 23 years and 7 months; and Mr. Talcott—$130,706; 19 years and 3 months. Messrs. Bramson and McKibben are not participants in the Retirement Plan. In addition to the estimated benefits payable shown in the table above, Mr. Talcott is eligible to receive $15,140 per year upon retirement at normal retirement age under the terms of the Ampex Corporation Supplemental Retirement Income Plan, which was terminated as of December 31, 1987.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

NOTE: THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, NOTWITHSTANDING ANY INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

        Compensation for the Company's executive officers for fiscal 2002 was determined by the Compensation Committee of the Board of Directors (with Mr. Bramson abstaining from decisions with respect to his own compensation). The Compensation Committee (the "Committee") has provided the following report with respect to the compensation of executive officers for fiscal 2002.

Overview

        The Company believes that the compensation of all employees, including executive officers, must be sufficient to attract and retain highly qualified personnel and must align compensation with the Company's short-term and long-term business strategies and performance goals. In the case of executive officers, it must also provide meaningful incentives for measurably superior performance. To ensure that its compensation practices remain competitive, the Company regularly compares its compensation policies with those of other similar companies.

        The Company's compensation philosophy for executive officers is to pay above-average total compensation when superior performance is achieved, both by the Company and the individual executive. In recent years, because of the Company's financial situation and its cash requirements, superior performance for the Company has been equated with achieving certain levels of sales, operating cash flow, profit and other indicators of financial performance. Superior performance by an individual is measured according to a variety of objective and subjective factors. Based on available data reviewed by the Company, the Company believes that the base salary of its chief executive officer is significantly below the median salary for comparable positions with other companies in the electronics and other technology industries. Aggregate base salaries for the Company's other executive officers as a group are below median for comparable positions in other high-technology companies. If superior performance is achieved both by the Company and the individual, the base salary plus cash bonuses may compensate an executive at above-average levels. If the Company does not achieve financial targets and/or individual performance is not superior, total compensation will be below comparable average total compensation levels.

Components of Executive Compensation

        The Company provides several different types of compensation for its executive officers in order to achieve its goals of encouraging technological innovation, fostering teamwork and enhancing the loyalty of valuable employees. The Committee believes that the achievement of these goals will ultimately enhance stockholder value. The components of executive compensation are as follows:

        Salary.    The Committee establishes base salaries for its executive officers by reviewing salaries and annual bonuses for comparable positions with other companies. Salary increases are granted from time to time based on both individual performance and on the Company's ability to pay such increases.

        Cash Incentive Plans.    In 2000, 2001 and 2002, the Company paid its executive officers cash bonuses under cash incentive plans based on the financial performance of the Company and on their individual performance.

        1992 Stock Incentive Plan.    The Company's 1992 Stock Incentive Plan (the "Stock Incentive Plan") provides for the granting of stock options and stock appreciation rights with respect to the Company's Class A Stock to directors, executive officers and other employees and service providers. The purpose of the Stock Incentive Plan is to provide additional incentives for participants to maximize stockholder value. Through the Stock Incentive Plan, the long-range interests of employees are aligned with the interests of the stockholders of the Company as these employees build an ownership interest in the Company. The Stock Incentive Plan Committee of the Board, which is composed solely of non- employee directors, makes all decisions with respect to options granted under the Stock Incentive Plan to executive officers of the Company. Awards to non-employee directors are made by the Board of Directors, without the participation or vote of the non-employee directors. There were no grants to executive officers under the Stock Incentive Plan during 2002. See "Compensation of Executive Officers—Option/SAR Grants," above.

        2000 Stock Bonus Plan.    The Company's 2000 Stock Bonus Plan (the "Stock Bonus Plan") provides for the issuance of shares of Class A Stock as stock bonuses or direct stock purchase rights to directors, executive officers and other key employees, and to certain consultants, advisers and service providers. The primary purposes of the Stock Bonus Plan are to permit the Company to pay non-cash, equity compensation to eligible individuals for services provided to the Company, and to encourage continued service with the Company and the achievement of certain performance objectives by such individuals. The Committee believes that the Stock Bonus Plan enables the Company to attract and retain highly qualified employees in its core businesses, align the long-range interests of key employees with the interests of the Company's stockholders, and conserve cash that might otherwise be required to pay compensation to eligible individuals. There were no grants under the Stock Bonus Plan during fiscal 2002.

Limitation on Deductibility of Certain Compensation

        The Internal Revenue Code was amended in 1993 to add Section 162(m), which limits the deductibility, for income tax purposes, of certain executive compensation in excess of $1,000,000 for any individual Named Executive in a single tax year. Based on the current compensation of its Named Executives, the Company does not believe that Section 162(m) will have any impact on the Company in the near term. Accordingly, the Company has not yet established a general policy regarding potential changes in its compensation programs to address the possible impact of Section 162(m). However, during 1994 the Stock Incentive Plan was amended to minimize the effect of Section 162(m) on compensation under the Plan.

Fiscal 2002 Compensation

        Compensation of Chief Executive Officer; Relationship to Company Performance.    For fiscal 2002, Edward J. Bramson, the Company's Chairman and Chief Executive Officer, received a salary of $175,008 and a $225,000 cash performance bonus for his services to the Company and its subsidiaries. As indicated above, the Committee believes that Mr. Bramson's base salary is, and has been for several years, significantly below the median salary for chief executive officers with other companies in the electronics and other technology industries. In recognition of Mr. Bramson's significant contributions to the Company's performance during fiscal 2002, particularly with respect to the improved performance of Data Systems, the independent directors serving on the Committee unanimously decided, without the participation of Mr. Bramson, to award him the 2002 performance bonus. The salary component of Mr. Bramson's compensation for fiscal 2002 was a fixed amount and accordingly did not have any particular relationship to the Company's performance. However, the Committee believes that Mr. Bramson's contributions to the Company during 2002 amply justified his 2002 salary and cash bonus. The cash bonus was tied to both Mr. Bramson's individual performance and the Company's overall performance. Mr. Bramson did not receive any options under the Stock Incentive Plan during fiscal 2002.

        Compensation of Other Executive Officers.    The compensation of other executive officers for fiscal 2002 was determined by the Compensation Committee in accordance with the general principles described above. Salary levels remain substantially unchanged from 2001 levels, and were below average for comparable positions with other high technology companies. For the reasons indicated below, the Committee concluded that cash bonuses for fiscal 2002 to all executive officers other than Mr. Bramson (whose bonus is discussed above) were appropriate. The bonuses ranged in amount from $40,000 to $226,383 and totaled $798,972 for the Company's four executive officers other than Mr. Bramson. Of this amount, $493,952 was paid based on the accomplishment of specific objectives by individual officers, or the achievement of specific financial performance levels by the Company. A substantial portion of bonuses paid for 2002 was allocated to executives by Mr. Bramson in accordance with authority delegated to him by the Committee, and the remainder was approved by the Committee, in its discretion, after review of recommendations made by Mr. Bramson. In making the decision to pay discretionary bonuses for fiscal 2002, the Committee considered the contributions made by each officer in his particular area of responsibility. The Stock Incentive Plan Committee did not grant any options under the Plan to the Company's executive officers during fiscal 2002.

COMPENSATION COMMITTEE Peter Slusser, Chairman Edward J. Bramson Douglas T. McClure, Jr. William A. Stoltzfus, Jr.

COMPANY PERFORMANCE GRAPH

NOTE: THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, NOTWITHSTANDING ANY INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

        The following chart compares the stock price performance of the Company from December 31, 1997 through December 31, 2002 to that of the companies included in the S&P 500 Index and the companies included in the S&P High Technology Composite Index.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG AMPEX CORPORATION, S&P 500 INDEX
AND S&P HIGH TECHNOLOGY COMPOSITE INDEX
FROM DECEMBER 31, 1997 THROUGH DECEMBER 31, 2002*

	December 31
	1997	1998	1999	2000	2001	2002
Ampex	$100.00	$44.74	$228.95	$15.79	$5.89	$3.37
S&P 500	100.00	128.58	155.63	141.46	124.65	97.10
S&P HTCI	100.00	178.14	318.42	188.18	139.50	87.31

*
Assumes $100 invested in Class A Stock, the S&P 500 Index and the S&P High Technology Composite Index on December 31, 1997. Data with respect to returns for the S&P indices is not readily available for periods shorter than one month. Total return is calculated for the S&P indices assuming reinvestment of dividends. The Company has not paid any dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        From January 1, 2002 to the present, there have been no transactions involving more than $60,000 in which the Company or any of its subsidiaries was a party and in which any executive officer, director, beneficial owner of more than 5% of any class of the Company's voting securities, or member of the immediate family of any of the foregoing persons, had a material interest, except as indicated in "Compensation of Executive Officers," above, and as follows.

        In October 2001, the Company's subsidiary, Data Systems, entered into a revolving credit loan agreement with Sherborne & Company Incorporated ("SCI"), a corporation owned and controlled by the Company's Chief Executive Officer, Edward J. Bramson, pursuant to which Data Systems was permitted to borrow up to $2.5 million to provide working capital funding for its operations. Outstanding borrowings accrued interest at the rate of 8% per annum, were secured by a lien and security interest on Data Systems' inventories and were guaranteed by the Company. As a commitment fee, the Company issued to SCI 1,000,000 shares of its Class A Stock having a market value at the time of issuance of approximately $160,000, and registered the shares for resale under the Securities Act of 1933. The transaction was disclosed to and approved by the Board of Directors of the Company, and the Company believes, based on its negotiations with other potential lenders, that the terms of the transaction were at least as favorable to the Company as those which might otherwise have been available from an unaffiliated third party. During 2002, Data Systems paid accrued interest on outstanding borrowings from SCI in the amount of $15,944. In March 2002, Data Systems repaid in full all borrowings under the loan agreement, and the loan agreement, security agreement and guarantee were terminated. The largest amount outstanding under the loan during 2002 was $1.0 million. Craig L. McKibben, the Company's Vice President and Chief Financial Officer, is a director and an executive officer of SCI.

        The Company currently holds two promissory notes issued by First Jeffson Corporation ("FJC"), a corporation controlled by Mr. Bramson. One note bears interest at 7.96% per annum, matures in January 2005 and is secured by a pledge of 1,300,000 shares of Class A Stock. The largest amount outstanding under this note during 2002 was $1,779,050, which was the amount outstanding as of March 31, 2003. The second note bears interest at the rate of 6.34% per annum, matures in October 2007, and is secured by a pledge of 400,000 shares of Class A Stock. The largest amount outstanding under this note during 2002 was $1,015,000.50, which was the amount outstanding on March 31, 2003. Accrued interest on these two notes in the aggregate amount of $203,386 was paid in cash in 2002. Mr. McKibben also serves as an executive officer of FJC.

        The Company also holds a secured non-recourse promissory note issued by Second Jeffson Corporation ("SJC"), a company in which Mr. Bramson is the President and controlling stockholder. This note bears interest at the rate of 5.74% per annum, matures in October 2008, and is secured by a pledge of 400,000 shares of Class A Stock. The largest amount outstanding under this note during 2002 was $1,848,000, which was the amount outstanding on March 31, 2003. Accrued interest on this note is automatically forgiven on each annual interest payment date, subject to Mr. Bramson's continued service as an officer and director of the Company. During 2002, the aggregate amount of accrued interest forgiven on this note was $106,075.20. Mr. McKibben is a Vice President and majority holder of the outstanding non-voting stock of SJC.

        The promissory notes referred to in the preceding two paragraphs represent indebtedness originally incurred in connection with the purchase of shares of Class A Stock from the Company by Mr. Bramson or his designees in prior fiscal years. The shares of Class A Stock that collateralize these notes currently have a market value substantially less than the principal amount of the notes. Both FJC and SJC have advised the Company that there can be no assurance that they will be able to obtain additional funds from Mr. Bramson or others in order to make future payments of principal or interest, as applicable, on these notes. In the event of a default, the Company's recovery would be limited to the shares of Class A Stock securing the notes.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        The Company anticipates that its 2004 Annual Meeting of Stockholders will be held on or about June 4, 2004. Under SEC regulations, the deadline for submitting stockholder proposals for inclusion in the Company's Proxy Statement and proxy relating to its 2004 Annual Meeting of Stockholders is December 27, 2003. Under the Company's By-Laws, stockholder proposals submitted after December 27, 2003 must be received by the Company between March 8 and March 28, 2004 in order to be considered at the 2004 Annual Meeting.

OTHER BUSINESS

        The Board does not presently intend to bring any other business before the Meeting and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the accompanying Notice of Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT ON FORM 10-K

        The Company will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2002 filed with the SEC, including the financial statements and the schedules thereto. The Company does not undertake to furnish without charge copies of all exhibits to its Form 10-K, but will furnish any exhibit upon the payment of a charge equal to the Company's costs of copying and mailing any such exhibits. Such written requests should be directed to Ms. Karen Dexter, Director of Investor Relations, Ampex Corporation, 1228 Douglas Avenue, Redwood City, California 94063. Each such request must set forth a good faith representation that, as of the close of business on April 11, 2003, the person making the request was a beneficial owner of securities entitled to vote at the Meeting.

                      By Order of the Board of Directors

                      Edward J. Bramson
                       Chairman

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Annex A

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
AMPEX CORPORATION

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

        Ampex Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

        FIRST: that the name under which the Corporation was originally incorporated was Ampex Delaware Incorporated, and the original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on January 22, 1992;

        SECOND: that the Restated Certificate of Incorporation of the Corporation has been amended as follows:

          By inserting the succeeding paragraph immediately following Section 4.2 of Article Fourth:

        "4.3.    At 12:01a.m.on the date of the filing of this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware pursuant to the DGCL (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-twentieth (1/20) of a share of Common Stock, par value $0.01 per share (the "New Common Stock"), of the Corporation. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one-twentieth (1/20). No fractional shares of New Common Stock of the Corporation shall be issued. Each holder of Old Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive a cash payment equal to the number of shares of Old Common Stock representing the fractional interest, multiplied by the average closing price per share of the Class A Common Stock of the Corporation as reported by the American Stock Exchange ("AMEX") for the five (5) trading days immediately preceding the Effective Time (or if the Class A Common Stock is not then traded on the AMEX, the fair value per share as determined solely by the Board of Directors of the Corporation)";

        THIRD: that such amendment has been duly adopted in accordance with the provisions of Section 242 and 222 of the DGCL;

        IN WITNESS WHEREOF, I have signed this certificate this    th day of June, 2003.

AMPEX CORPORATION
By:
Name: Title:
ATTEST:
Assistant Secretary

PROXY CARD

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE

ANNUAL MEETING OF STOCKHOLDERS
AMPEX CORPORATION

June 6, 2003

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

☒
PLEASE MARK YOUR VOTES
AS IN THIS EXAMPLE

		FOR the nominee listed at right	WITHHOLD Authority to vote for the nominee at right
1.	ELECTION OF CLASS III DIRECTORS	☐ ☐	☐ ☐	NOMINEE: Craig L. McKibben NOMINEE: Peter Slusser

2.	PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE ONE-FOR-TWENTY REVERSE SPLIT	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	PROPOSAL TO RATIFY THE SELECTION FOR AGAINST ABSTAIN OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2003 FISCAL YEAR	FOR ☐	AGAINST ☐	ABSTAIN ☐

I PLAN TO ATTEND MEETING    ☐

The undersigned acknowledges receipt of (a) the Notice of 2003 Annual Meeting of Stockholders, (b) the accompanying Proxy Statement and (c) the Company's 2002 Annual Report.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURE	DATE	, 2003	SIGNATURE	DATE	, 2003
Signature if held jointly

PROXY INSTRUCTIONS:

1.
Please sign exactly as the name or names appear on your stock certificate (as indicated hereon).

2.
If the shares are issued in the name of two or more persons, all of them must sign the proxy.

3.
A proxy executed by a corporation must be signed in its name by an authorized officer.

4.
Executors, administrators, trustees and partners should indicate their capacity when signing.

AMPEX CORPORATION

CLASS A COMMON STOCK PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 6, 2003

        The undersigned hereby appoints Edward J. Bramson and Craig L. McKibben, or either of them, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of AMPEX CORPORATION to be held at the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California on June 6, 2003 at 9:00 a.m., and any adjournments thereof, and to vote the number of shares of the CLASS A COMMON STOCK OF AMPEX CORPORATION that the undersigned would be entitled to vote if personally present.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMPEX CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION NAMED ON THE REVERSE AND FOR PROPOSAL 2 AND PROPOSAL 3.

        IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

QuickLinks

AMPEX CORPORATION PROXY STATEMENT April 25, 2003
TABLE OF CONTENTS
VOTING RIGHTS
SOLICITATION AND REVOCABILITY OF PROXIES
COMPANY BACKGROUND
PROPOSAL NO. 1 ELECTION OF CLASS III DIRECTORS
PROPOSAL NO. 2 AMENDMENT TO EFFECT THE ONE-FOR-TWENTY REVERSE SPLIT
PROPOSAL NO. 3 RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS
Aggregated Option/SAR Exercises in Fiscal 2002 and Fiscal Year End Option/SAR Values
Pension Plan Table
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPANY PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER BUSINESS
ANNUAL REPORT ON FORM 10-K
PROXY CARD
AMPEX CORPORATION CLASS A COMMON STOCK PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 6, 2003